As filed with the Securities and Exchange Commission on August 08, 2016 (Reg. No. 333-______)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement Under
The Securities Act of 1933

COMMUNITY BANCORP.
(Exact name of registrant as specified in its charter)

Vermont	03-0284070
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

U.S. Route 5, Derby, Vermont 05829
(802) 334-7915
(Address of principal executive offices and telephone number, including area code)

Community Bancorp. and Designated Subsidiaries
Retirement Savings Plan

Stephen P. Marsh, CEO & Board Chair	With a copy to:
Community Bancorp.	Denise J. Deschenes, Esq.
4811 Route 5	Primmer Piper Eggleston & Cramer PC
Derby, VT 05829	P.O. Box 1309
(802) 334-7915	Montpelier, VT 05601
(Name, address and telephone number of	(802) 223-2102
agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ X ]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

		Proposed	Proposed
Title of each class		maximum	maximum
of securities to be	Amount to be	offering price	aggregate	Amount of
registered(1)	registered(1)	per share(2)	offering price(2)	registration fee
Common Stock,
$2.50 par value	500,000 shs.	$13.70	$6,850,000	$689.79

(1) Pursuant to (i) Rule 416(c), in addition to shares of the registrant’s common stock, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan; and (ii) Rules 416(a) and (b), this registration statement is intended to cover such number of additional shares of the Company's common stock as may be necessary to prevent dilution of the shares initially registered hereby resulting from stock splits or stock dividends, if any, occurring after the effective date of this registration statement.
(2) Estimated solely for the purposes of calculating the registration fee and, pursuant to Rule 457(c), based on the average of the bid and asked prices for the Company's common stock on August 03, 2016, as reported on the OTS Link ATS interdealer quotation system maintained by the OTC Markets Group, Inc.

The purpose of this registration statement is to register additional shares of common stock and interests in the registrant’s Retirement Savings Plan. As permitted by Rules 428(b) and 429, respectively, of the Securities and Exchange Commission (the “Commission”), the documents containing the information specified in Part I of Form S-8 (i) are omitted from this registration statement; and (ii) also relate to shares of the registrant’s common stock and interests in the Plan previously registered pursuant to registration statement No. 333-133631 will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not being filed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by Community Bancorp. (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this registration statement:

(a) Annual Report on Form 10-K for the year ended December 31, 2015;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(c) Current Reports on Form 8-K filed with the Commission on January 27, March 14, April 18, May 18, June 10 and July 15, 2016 (excluding, in each case, any information or documents furnished but not filed therewith);

(d) The description of the Company’s common stock contained in its amended Registration Statement on Form 8-A/A, filed on August 04, 2016, and any subsequent amendments or reports for the purpose of updating such description; and

(e) Annual Report of the Retirement Savings Plan on Form 11-K for the year ended December 31, 2015.

All reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing such reports and documents.
Any statement contained in a document incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Names Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers

Limitation of Director Liability. As permitted by the Vermont Business Corporation Act, codified in Title 11A of the Vermont Statutes Annotated (the “VBCA”), Article Ten of the Amended and Restated Articles of Association (the “Articles”) of Community Bancorp. (the “Company”) provides that the Directors will not have any personal liability to the Company or its shareholders for money damages for any act or omission based on a failure to discharge his or her statutory duties as a director, except for (1) the amount of any financial gain to which he or she was not entitled; (2) an intentional reckless infliction of harm on the Company or its shareholders, or (3) an intentional or reckless criminal act. Any future amendment or repeal of the liability limiting provision would apply prospectively only and not to any act or omission occurring before the effective date of such amendment or repeal.

Indemnification. Sections 8.50 through 8.58 of the VBCA contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his or her conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Additionally, a corporation is required to indemnify any director or officer against reasonable expenses if he or she was wholly successful on the merits or otherwise in defense of the action, suit or proceeding.

Indemnification may be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the VBCA. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the VBCA, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article Nine of the Company's Amended and Restated Articles of Association authorizes the Board of Directors to adopt such Bylaws or other arrangements (including contracts) for indemnification of officers, directors and others as they deem advisable, to the extent not inconsistent with applicable law. The Board of Directors has adopted an implementing Bylaw (Article Eight) pursuant to that authority, which incorporates the standards and limitations of Section 8.50 through 8.58 of the VBCA described above.

Insurance. As permitted under Section 8.58 of the VBCA, the Company has purchased Directors and Officers liability insurance.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits

The following exhibits are filed with this registration statement:

5	Opinion of Primmer Piper Eggleston & Cramer PC re legality of Common Stock to be issued

23.1	Consent of Berry, Dunn, McNeil & Parker, LLC, independent registered public accountants

23.2	Consent of Primmer Piper Eggleston & Cramer PC (contained in Exhibit 5)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a) (1)(iii) do not apply if the information required to be included in a post-effective amendment to this registration statement on Form S-8 by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 8 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Derby, State of Vermont, on this 29th day of July, 2016.

COMMUNITY BANCORP.
[Registrant]

By:	/s/Stephen P. Marsh
Stephen P. Marsh
Chief Executive Officer and Board Chair

The Registrant. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of this 29th day of July 2016.

Signature	Title	Signature	Title

/s/Thomas E. Adams	Director	/s/Kathryn M. Austin	President and
Thomas E. Adams		Kathryn M. Austin	Director

/s/Louise M. Bonvechio	Treasurer and	/s/David M. Bouffard	Director
Louise M. Bonvechio	Principal	David M. Bouffard
Financial Officer

/s/Charles W. Bucknam, Jr.	Director	/s/Aminta K. Conant	Director
Charles W. Bucknam, Jr.		Aminta K. Conant

/s/Jacques R. Couture	Director	/s/Rosemary M. Lalime	Director
Jacques R. Couture		Rosemary M. Lalime

/s/Patrick M. Malone	Director	/s/Stephen P. Marsh	Chief Executive
Patrick M. Malone		Stephen P. Marsh	Officer and Board
Chair

/s/Dorothy R. Mitchell	Director	/s/Frederic Oeschger	Director
Dorothy R. Mitchell		Frederic Oeschger

/s/Candace A. Patenaude	Principal	/s/James G. Wheeler, Jr.	Director
Candace A. Patenaude	Accounting	James G. Wheeler, Jr.
Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Community National Bank Human Resources Committee (Plan Trustee) has duly caused this registration statement to be signed on its behalf by the undersigned members of the Committee, thereunto duly authorized, in the Town of Derby, the State of Vermont, on this 29th day of July, 2016.

COMMUNITY NATIONAL BANK HUMAN RESOURCES COMMITTEE:

/s/Thomas E. Adams	/s/Aminta K. Conant
Thomas E. Adams	Aminta K. Conant

/s/Rosemary M. Lalime	/s/Patrick M. Malone
Rosemary M. Lalime	Patrick M. Malone

/s/Frederic Oeschger
Frederic Oeschger

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

_____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_____________________

COMMUNITY BANCORP.

_____________________

EXHIBITS

EXHIBIT INDEX

Exhibit 5	Opinion of Primmer Piper Eggleston & Cramer PC re legality of Common Stock to be issued

Exhibit 23.1	Consent of Berry, Dunn, McNeil & Parker, LLC, independent registered public accountants

Exhibit 23.2	Consent of Primmer Piper Eggleston & Cramer PC (contained in Exhibit 5)